Filed Pursuant to Rule 424(b)(3)

Registration No. 333-238035

Digital Ally, Inc.

2,784,427 Shares of Common Stock

Issuable Upon Conversion or Repayment of Senior Secured Convertible Promissory Notes and

Upon Exercise of Common Stock Purchase Warrants

This prospectus relates to the offer and resale of up to an aggregate of 2,784,427 shares of common stock, par value $0.001 per share (the “Common Stock”), of Digital Ally, Inc. (the “Company”), as follows: (i) 1,155,115, shares of Common Stock issuable upon conversion or repayment of the principal amount of 8% Senior Secured Convertible Promissory Notes, (collectively, the “Notes” and each, a “Note”) held by certain institutional investors (the “Institutional Investors”) and 248,938 shares of Common Stock which may, under certain circumstances, be issued by the Company, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes (collectively, the “Conversion Shares”), (ii) 1,237,624 shares of Common Stock (the “Institutional Warrant Shares”) issuable upon exercise of common stock purchase warrants held by the Institutional Investors in connection with the Notes (the “Institutional Warrants”), and (iii) 142,750 shares of Common Stock (the “Individual Warrant Shares” and collectively with the Institutional Warrant Shares, the “Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “Individual Warrants” and collectively with the Institutional Warrants, the “Warrants”) held by certain individuals (the Individual Investors” and collectively with the Institutional Investors, the “Selling Stockholders” and each a Selling Stockholder”).

Pursuant to a securities purchase agreement, dated as of April 17, 2020, by and between the Company and the Institutional Investors (the “Purchase Agreement”), the Company issued the Notes and the Institutional Warrants to the Institutional Investors in a private placement pursuant to Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder (the “Private Placement”), which occurred concurrently with a registered direct offering of $500,000 in aggregate principal amount of Notes issued to the Institutional Investors (the “Registered Offering”) pursuant to a prospectus supplement, dated April 20, 2020, to a prospectus forming a part of a registration statement on Form S-3 (File No. 333-225227) filed by the Company on May 25, 2018 with the U.S. Securities Exchange Commission (the “SEC”) and which the SEC declared effective on June 6, 2018 (the “Shelf Registration Statement”).

On December 23, 2019, the Company issued an Individual Warrant to one of the Individual Investors exercisable for up to 107,000 shares of Common Stock in connection with the issuance of an 8% promissory note issued by the Company to such Individual Investor in the principal amount of $300,000. On January 17, 2020, the Company issued an Individual Warrant to the other Individual Investor exercisable for up to 35,750 shares of Common Stock in connection with the issuance of an 8% promissory note issued by the Company to such Individual Investor in the principal amount of $100,000. Both of the Individual Warrants were issued in private placement pursuant to Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Notes and Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders may sell the Conversion Shares and the Warrant Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Common Stock hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their shares of Common Stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus. However, we will receive $1.31 per share upon the exercise of the Institutional Warrants and $1.40 per share upon the exercise of the Individual Warrants, which will be used to repay the expenses of this offering, and for general working capital purposes. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

We have agreed to pay certain expenses in connection with the registration of the securities hereunder. The Selling Stockholders will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock.

Our Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DGLY.” On May 1, 2020, the closing bid price of our Common Stock as reported on Nasdaq was $0.8711 per share.

The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act in connection with the resale of the securities registered hereunder.

This offering will terminate on the earlier of (i) the date when all of securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 13 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 13, 2020

You should rely only on the information contained in this prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus or any related free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are offering to sell, and are seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial conditions, results of operations and prospects may have changed since that date. You should also read and consider this prospectus along with the related exhibits, together with the information in the documents to which we have referred you under the caption “Where You Can Find More Information” and Incorporation of Certain Information By Reference in this prospectus before making your investment decision .

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the SEC on behalf of the Selling Stockholders, includes exhibits that provide more detail of the matters discussed in this prospectus.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the Selling Stockholders are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this registration statement, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our website, www.digitalallyinc.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Our management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes that the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of Digital Ally, Inc. and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information in any free writing prospectus that we have authorized for use in connection with this offering, including the information set forth in the section titled “Risk Factors” in this prospectus beginning on page 13. Unless the context provides otherwise, all references herein to “Digital Ally”, “the Company”, “we”, “our” and “us” refer to Digital Ally, Inc.

Company Overview

We produce digital video imaging and storage products for use in law enforcement, security and commercial applications. Our current products are an in-car digital video/audio recorder contained in a rear-view mirror for use in law enforcement and commercial fleets; a system that provides its law enforcement customers with audio/video surveillance from multiple vantage points and hands-free automatic activation of body-worn cameras and in-car video systems; a miniature digital video system designed to be worn on an individual’s body; and cloud storage solutions. We have active research and development programs to adapt our technologies to other applications. We can integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including mass transit, school bus, taxicab and the military. We sell our products to law enforcement agencies, private security customers and organizations and consumer and commercial fleet operators through direct sales domestically and third-party distributors internationally.

COVID – 19 Pandemic

The consolidated financial statements contained in this prospectus as well as the description of our business contained herein, unless otherwise indicated, principally reflect the status of our business and the results of our operations as of December 31, 2019. Since that date, economies throughout the world have been severely disrupted by the effects of the quarantines, business closures and the reluctance of individuals to leave their homes as a result of the outbreak of the coronavirus (COVID-19). Although we remain open as an “essential business,” our supply chain has been disrupted and our customers and in particular our commercial customers have been significantly impacted which has, in turn, reduced our level of operations and activities. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of the virus and we cannot forecast with any certainty when the disruptions caused by it will cease to impact our business and the results of our operations. In reading this report on Form 10-K, including our discussion of our ability to continue as a going concern set forth herein, in each case, consider the additional uncertainties caused by the outbreak of COVID-19.

On April 4, 2020, the Company entered into a promissory note which provides for a loan in the amount of $1,418,900 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 0.98% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The promissory note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company intends to use the majority of the PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act.

Our Products

We supply technology-based products utilizing our portable digital video and audio recording capabilities for the law enforcement and security industries and for the commercial fleet and mass transit markets. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create positive solutions to our customers’ requests. Our products include: the DVM-800 and DVM-800 Lite, in-car digital video mirror systems for law enforcement; the FirstVU and the FirstVU HD, body-worn cameras, our patented and revolutionary VuLink product, which integrates our body-worn cameras with our in-car systems by providing hands-free automatic activation for both law enforcement and commercial markets; the DVM-250 and DVM-250 Plus, a commercial line of digital video mirrors that serve as “event recorders” for the commercial fleet and mass transit markets; and FleetVU and VuLink, our cloud-based evidence management systems. We introduced the EVO-HD product in the second quarter of 2019 and began full-scale deliveries in the third quarter of 2019. The EVO-HD is designed and built on a new and highly advanced technology platform that we expect to become the platform for a new family of in-car video solution products for the law enforcement and commercial markets. We believe that the launch of these new products will help to reinvigorate our in-car and body-worn systems revenues while diversifying and broadening the market for our product offerings. The following describes our product portfolio

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In-Car Digital Video Mirror System for law enforcement – EVO-HD, DVM-800 and DVM-800 Lite

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are primarily digital based systems with cameras mounted on the windshield and the recording device generally in the trunk, headliner, dashboard, console or under the seat of the vehicle. Most manufacturers have already developed and transitioned completely to digital video, and some have offered full high definition (“HD”) level recordings which is currently state-of-art for the industry.

Our digital video rear-view mirror unit is a self-contained video recorder, microphone and digital storage system that is integrated into a rear-view mirror, with a monitor, global positioning system (“GPS”) and 900 megahertz (“MHz”) audio transceiver. Our system is more compact and unobtrusive than certain of our competitors because it requires no recording equipment to be located in other parts of the vehicle.

Our in-car digital video rear-view mirror has the following features:

●	wide angle zoom color camera;

●	standards-based video and audio compression and recording;

●	system is concealed in the rear-view mirror, replacing factory rear-view mirror;

●	monitor in rear-view mirror is invisible when not activated;

●	easily installs in any vehicle;

●	ability to integrate with body-worn cameras including auto-activation of either system;

●	archives audio/video data to the cloud, computers (wirelessly) and to compact flash memory, or file servers;

●	900 MHz audio transceiver with automatic activation;

●	marks exact location of incident with integrated GPS;

●	playback using Windows Media Player;

●	optional wireless download of stored video evidence;

●	proprietary software protects the chain of custody; and

●	records to rugged and durable solid-state memory.

We have completed development of a new in-car digital video platform under the name EVO-HD which it launched during the second quarter of 2019. The EVO-HD is a next generation system that offers a multiple HD in-car camera solution system with built-in patented VuLink auto-activation technology. The EVO-HD is built on an entirely new and highly advanced technology platform that enables many new and revolutionary features, including auto activation beyond the car and body camera. No other provider can offer built-in patented VuLink auto-activation technology. The EVO-HD provides law enforcement officers with an easier to use, faster and more advanced system for capturing video evidence and uploading than similar products sold by the Company’s competitors. Additional features include:

●	a remote cloud trigger feature that allows dispatchers to remotely start recordings;

●	simultaneous audio/video play back;

●	cloud connectivity via cell modem, including the planned deployment of the new 5G network;

●	near real-time mapping and system health monitoring;

●	body-camera connectivity with built-in auto activation technology; and

●	128 gigabyte internal storage, up to 2 terabyte external solid-state drive storage.

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The EVO-HD is designed and built on a new and highly advanced technology platform that will become the platform for a whole new family of in-car video solution products for the law enforcement. The innovative EVO-HD technology replaces the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its law enforcement customers. The EVO-HD can support up to four HD cameras, with two cameras having pre-event and evidence capture assurance (“ECA”) capabilities to allow agencies to review entire shifts. An internal cell modem will allow for connectivity to the VuVault.net cloud, powered by Amazon Web Services (“AWS”) and real time metadata when in the field.

In-Car Digital Video “Event Recorder” System – DVM-250 Plus for Commercial Fleets

Digital Ally provides commercial fleets and commercial fleet managers with the digital video tools that they need to increase driver safety and track assets in real-time and minimize the company’s liability risk, all while enabling fleet managers to operate the fleet at an optimal level. We market a product designed to address these commercial fleet markets with our DVM-250 Plus event recorders that provide all types of commercial fleets with features and capabilities which are fully-customizable, consistent with their specific application and inherent risks. The DVM-250 Plus is a rear-view mirror based digital audio and video recording system with many, but not all of, the features of our DVM-800 law enforcement mirror systems, which we sell at a lower price point. The DVM-250 Plus is designed to capture “events,” such as wrecks and erratic driving or other abnormal occurrences, for evidentiary or training purposes. The commercial fleet markets may find our units attractive from both a feature and a cost perspective compared to other providers. We believe that due to our marketing efforts, commercial fleets are adopting this technology, in particular the ambulance and taxi-cab markets.

Digital Ally offers a suite of data management web-based tools to assist fleet managers in the organization, archival, and management of videos and telematics information. Within the suite, there are powerful mapping and reporting tools that are intended to optimize efficiency, serve as excellent training tools for teams on safety and ultimately generate a significant return on investment for the organization.

The EVO-HD described above will also become the platform for a whole new family of in-car video solution products for the commercial markets. The innovative EVO-HD technology will replace the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its commercial customers. In its commercial market application, the EVO-HD can support up to four HD cameras, with two cameras having pre-event and ECA capabilities to allow customers to review entire shifts. An internal cell modem will allow for connectivity to the FleetVU Manager cloud-based system for commercial fleet tracking and monitoring, powered by AWS and real time metadata when in the field.

Miniature Body-Worn Digital Video System – FirstVU HD for law enforcement and private security

This system is also a derivative of our in-car video systems, but is much smaller and lighter and more rugged and water-resistant to handle a hostile outdoor environment. These systems can be used in many applications in addition to law enforcement and private security and are designed specifically to be clipped to an individual’s pocket or other outer clothing. The unit is self-contained and requires no external battery or storage devices. Current systems offered by competitors are digital based, but generally require a battery pack and/or storage device to be connected to the camera by wire or other means. We believe that our FirstVU HD product is more desirable for potential users than our competitors’ offerings because of its video quality, small size, shape and lightweight characteristics. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

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Auto-activation and Interconnectivity between in-car video systems and FirstVU HD body worn camera products – VuLink for law enforcement applications

Recognizing a critical limitation in law enforcement camera technology, we pioneered the development of our VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The United States Patent and Trademark Office (the “USPTO”) has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or when a data-recording device such as a smart weapon is activated. Additionally, the awarded patent claims cover automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios, a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

This feature is becoming a standard feature required by many law agencies. Unfortunately, certain of our competitors have chosen to infringe our patent and develop products that provide the same or similar features as our VuLink system. We filed lawsuits against two competitors – Axon Enterprises, Inc. (“Axon,” formerly known as Taser International, Inc.) and Enforcement Video, LLC d/b/a WatchGuard Video (“WatchGuard”) – which challenge Axon’s and WatchGuard’s infringing products. On May 13, 2019, WatchGuard and the Company resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

Axon – On June 17, 2019, the U.S. District Court for the District of Kansas (the “U.S. District Court”) granted Axon’s motion for summary judgment that Axon did not infringe on the Company’s patent and dismissed the case. Importantly, the U.S. District Court’s ruling did not find that the Company’s ‘452 Patent was invalid. It also did not address any other issue, such as whether the Company’s requested damages were appropriate, and it does not impact the Company’s ability to file additional lawsuits to hold other competitors accountable for patent infringement. This ruling solely related to an interpretation of the Company’s claims as they relate to Axon and was unrelated to the supplemental briefing the Company filed on its damages claim and the WatchGuard settlement. Those issues are separate and the U.S. District Court’s ruling on the motion for summary judgment had nothing to do with the Company’s damages request.

We filed an opening appeal brief on August 26, 2019 with the U.S. Court of Appeals for the Tenth Circuit (the “Court of Appeals”), appealing the U.S. District Court’s granting of Axon’s motion for summary judgment. Axon responded by filing a responsive brief on November 6, 2019 and we then filed a reply brief responding to Axon on November 27, 2019. The Court of Appeals scheduled oral arguments on our appeal of the U.S. District Court’s summary judgment ruling on April 6, 2020. This appeal was intended to address the Company’s position that the U.S. District Court incorrectly dismissed our claims against Axon. If the Court of Appeals overturns the ruling of the U.S. District Court, the case will be remanded to the U.S District Court before a new judge. On March 12, 2020, the panel of judges for the Court of Appeals issued an order cancelling the oral arguments previously set for April 6, 2020, having determined that the appeal will be decided solely based on the parties’ briefs. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. We are considering asking for a rehearing in front of the three-judge panel or the entire Court of Appeals.

WatchGuard – On May 27, 2016, the Company filed suit against WatchGuard alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement. The Release and License Agreement contains the following key terms:

●	WatchGuard paid Digital Ally a one-time, lump settlement payment of $6,000,000.

●	Digital Ally has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality. Digital Ally has also granted WatchGuard a license to the ‘292 Patent and the ‘452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.

●	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.

●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of Digital Ally’s patents.

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Upon receipt of the $6,000,000, the parties filed a joint motion to dismiss the lawsuit with the court, which was granted.

We believe that the outcome of the Axon lawsuit will largely define the competitive landscape for the body-worn and in-car video market for the foreseeable future. We expect that our VuLink product and its related patents will be recognized as the revolutionary and pioneering invention by the U.S. courts.

VuVault.net and FleetVU Manager

VuVault.net is a cost-effective, fully expandable, law enforcement cloud storage solution powered by AWS that provides redundant and security-enhanced storage of all uploaded videos that comply with the United States Federal Bureau of Investigation’s Criminal Justice Information Services Division requirements.

FleetVU Manager is our web-based software for commercial fleet tracking and monitoring that features and manages video captured by our video event data recorders of incidents requiring attention, such as accidents. This software solution features our cloud-based web portal that utilizes many of the features of our VuVault.net law-enforcement cloud-based storage solution.

Disinfectant Line

Effective April 3, 2020, the Company entered into a distribution agreement with Trust Think, LLC, Pursuant to the terms of the distribution agreement, the Company has been engaged to service, promote, and sell certain Danolyte® disinfecting products, which are manufactured and distributed by Trust Think to certain first responder and commercial customers with whom the Company has existing relationships. Danolyte® has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. The Company will receive a percentage of the sales sold through the Company’s distribution channels.

Other Products

During the last year, we focused our research and development efforts to meet the varying needs of our customers, enhance our existing products and commence development of new products and product categories. Our research and development efforts are intended to maintain and enhance our competitiveness in the market niche we have carved out, as well as positioning us to compete in diverse markets outside of law enforcement. In December 2019, the Company announced a partnership with Pivot International for design and manufacture of a new and innovative Breathalyzer Device utilizing the Company’s recently issued patent. With this new technology, when an officer is conducting a field sobriety test and the breathalyzer is activated, the digital video recording device will automatically start a recording, later embedding the meta-data captured onto the recorded video. The ‘732 Patent was granted by the U.S. Patent Office in August 2019 and is an expansion of Digital Ally’s patented VuLink automatic activation technology.

Corporate Information

We were incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation, which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In conjunction with the merger, we were renamed Digital Ally, Inc.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bow hunting-related products. Its principal product was a digital video recording system for use in the bow hunting industry. It changed its business plan in 2004 to adapt its digital video recording system for use in the law enforcement and security markets. We began shipments of our in-car digital video rear view mirrors in March 2006.

On January 2, 2008, we commenced trading on Nasdaq under the symbol “DGLY.” We conduct our business from 9705 Loiret Boulevard, Lenexa, Kansas 66219. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

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Recent Developments

Nasdaq Continued Listing Rule Compliance

On July 11, 2019, we were officially notified by The Nasdaq Stock Market LLC that, for the previous 30 consecutive business days, the minimum Market Value of Listed Securities (the “MVLS”) for our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we had 180 calendar days, or until January 7, 2020, to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the minimum MVLS for our Common Stock must have been at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If we failed to regain compliance with such rule by January 7, 2020, we could have been delisted from Nasdaq. In the event of such notification, Nasdaq rules permitted us an opportunity to appeal Nasdaq’s determination.

On January 8, 2020, we received a determination letter (the “Letter”) from the staff of Nasdaq (the “Staff”) stating that we had not regained compliance with the MVLS Standard, since our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under the MLVS Rule and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us. Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on January 15, 2020, our Common Stock would have been delisted from Nasdaq, trading of our Common Stock would have been suspended at the opening of business on January 17, 2020, and a Form 25-NSE would have been filed with the SEC, which would have removed our Common Stock from listing and registration on Nasdaq.

On January 13, 2020, we requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter and the Staff notified us that a hearing was scheduled for February 20, 2020 at 11:00 a.m. Eastern Time. We were asked to provide the Panel with a plan to regain compliance with the minimum MLVS requirement under the MLVS Rule, which needed to include a discussion of the events that we believe will enable us to timely regain compliance with the minimum MLVS requirement. On January 21, 2020, we submitted a compliance plan that we believed was sufficient to permit us to regain compliance with the minimum MLVS requirement. On February 20, 2020, we appeared before the Panel to discuss our plan to regain compliance, including, but not limited to, complying with Nasdaq Listing Rule 5550(b)(1), which is the minimum stockholders’ equity standard for continued listing, which requires that companies listed on Nasdaq maintain a minimum of $2,500,000 in stockholder’s equity (“Rule 5550(b)(1)”). On March 6, 2020, we received written notice from the Panel indicating that, based on the plan of compliance that we had presented at such hearing, the Panel granted our request for the continued listing of our Common Stock on Nasdaq, subject to, among other things, us keeping the Staff updated on the progress of our compliance plan and ultimately being able to evidence shareholder equity in an amount greater than or equal to $2,500,000 in accordance with Rule 5550(b)(1) no later than June 30, 2020. During this time, our Common Stock will remain listed and trading on Nasdaq.

On April 22, 2020, we received a written notification from the Nasdaq Stock Market LLC indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price for our Common Stock was below $1.00 per share for the last thirty (30) consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar day compliance period to regain compliance with the minimum bid price requirement. However, the 180-day grace period to regain compliance with the Minimum Bid Price Requirement under applicable Nasdaq rules has been extended due to the global market impact caused by COVID-19. More specifically, Nasdaq has stated that the compliance periods for any company previously notified about non-compliance will be suspended effective April 16, 2020, through June 30, 2020. On July 1, 2020, companies would receive the balance of any pending compliance period exception to come back into compliance with the applicable Minimum Bid Price Requirement. As a result of this extension, the Company has until December 28, 2020, to regain compliance with the Minimum Bid Price Requirement. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days by December 28, 2020. Management continues to believe that adherence to its current operating and business plan will enable the Company to regain compliance. If the Company is not in compliance by December 28, 2020, the Company may be afforded a second 180-calendar day compliance period. To qualify for this additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq with the exception of the minimum bid price requirement.

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Wholesale Distribution Agreement

Effective April 3, 2020, the Company entered into a Wholesale Distribution Agreement (the “Wholesale Agreement”) with Trust Think, LLC, which is a Division of Think, LLC (“Trust Think”). Pursuant to the terms of the Wholesale Agreement, the Company has been engaged to service, promote, and sell certain Danolyte® disinfecting products, which are manufactured and distributed by Trust Think (the “Products”), to certain first responder and commercial customers with whom the Company has relationships. Danolyte® has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. The Company will receive a percentage of the sales sold through the Company’s distribution channels.

The Agreement has an initial term beginning on April 3, 2020 and ending one (1) year thereafter. Thereafter, the Agreement renews automatically for successive additional terms of one (1) year each unless the Company or Think Tank provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then current term. Either party may terminate the Agreement at any time, effective immediately upon written notice if it has good cause for termination as defined in the Agreement.

Executive Pay Reduction

Our compensation committee of our board of directors (the “Committee”) determined that the cash portion of the annual base salaries of Stanton E. Ross, the Company’s President and Chief Executive Officer, and Thomas J. Heckman, the Company’s Chief Financial Officer, Treasurer and Secretary, shall be reduced to annual rates of $150,000 each for the balance of 2020, commencing May 1, 2020. The Committee also decided that the balance of the annual salaries of Messrs. Ross and Heckman for 2020, which are $69,230.76 and $55,384.00, respectively, as of May 1, 2020, will be paid through the issuance of shares of restricted Common Stock under the Company’s 2018 Stock Option and Restricted Stock Plan, with the Company paying the applicable federal and state taxes on such amounts. We issued Messrs. Ross and Heckman 75,250 shares of such Common Stock and 60,200 shares of such Common Stock, respectively, effective April 17, 2020, based on a closing price of $0.92 per share on such date.

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THE OFFERING

Common Stock to be offered by the Selling Stockholders

2,784,427 shares of Common Stock consisting of:

● 1,404,053 shares of Common Stock underlying the Notes, including up to 248,938 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes (the “Conversion Shares”); and

● 1,380,374 shares of Common Stock underlying the Warrants.

Common Stock outstanding prior to this offering (1)	16,139,860 shares of Common Stock

Common Stock to be outstanding after this offering, after giving effect to the issuance of 2,535,489 shares underlying the Notes and Warrants (1)	18,675,349 shares of Common Stock.

Use of proceeds	We will not receive any of the proceeds from any sale of the Conversion Shares or Warrant Shares by the Selling Stockholders. We may receive proceeds in the event that any of the Institutional Warrants are exercised at an exercise price of $1.31 per share, or any of the Individual Warrants are exercised at an exercise price of $1.40 per share. Any proceeds received by the Selling Stockholders in respect of Warrant exercises will be used for general working capital purposes.

Risk factors	Investing in our shares of Common Stock involves a high degree of risk. You should read the “Risk Factors” section on page 13 of this prospectus for a discussion of factors to consider before deciding to invest in the units.

Nasdaq Symbol	DGLY

(1)	The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 16,139,860 outstanding as May 5, 2020, and includes or excludes the following as of such date:

●	excludes 584,125 shares of our Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $3.69 per share as of May 5, 2020;

●	includes 747,500 shares of our Common Stock subject to forfeiture pursuant to outstanding non-vested restricted stock grants as of May 5, 2020;

●	excludes 124,636 shares of our Common Stock as of May 5, 2020 reserved for future issuance pursuant to our existing stock incentive plans;

●	excludes 6,097,947 shares of our Common Stock issuable upon exercise of warrants outstanding as of May 5, 2020 having a weighted average exercise price of $4.35 per share;

●	excludes the issuance of up to 495,049 shares of our Common Stock issuable from time to time upon conversion or repayment of the principal amount of $500,000 in aggregate principal balance as of May 5, 2020 of outstanding Notes issued to the Selling Stockholders on April 17, 2020;

●	excludes 63,518 shares of our Common Stock held as treasury stock as of May 5, 2020; and

●	excludes up to 248,938 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes, all in lieu of cash payments.

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RISK FACTORS

Investing in our shares of Common Stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference into this prospectus before you decide to purchase our shares of Common Stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus. Any of the risks and uncertainties set forth in this prospectus, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities. As a result, you could lose all or part of your investment.

Risks Related to this Offering of Securities

Our insiders and affiliated parties beneficially own a significant portion of our Common Stock.

As of the date of this prospectus supplement, our executive officers, directors, and affiliated parties beneficially own approximately 18.7% of our Common Stock, including options vested or to vest within sixty (60) days. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our articles of incorporation or bylaws;

●	effect or prevent a merger, sale of assets, change of control or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our Common Stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in the share price of our Common Stock. You may be unable to sell any shares of Common Stock that you hold at or above your purchase price, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that the share price of our Common Stock will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in the share price of our Common Stock is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our shares of share price of our Common Stock could, for example, decline precipitously in the event that a large number of shares of our Common Stock is sold on the market without commensurate demand. Secondly, an investment in our securities is a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of share price of our Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

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In the event that the mandatory prepayment provisions under our Notes and Registered Notes are triggered, servicing such debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our debt, and such prepayment, if triggered, may adversely affect our financial condition and operating results.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes and Registered Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Notes and Registered Notes. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

The sale or availability for sale of shares issuable upon conversion or repayment of the Notes or upon exercise of the Purchase Warrants issued in connection with our concurrent private offering may depress the price of our Common Stock and encourage short sales by third parties, which could further depress the price of our Common Stock.

To the extent that the purchasers of the Notes or the Purchase Warrants issued in connection with our concurrent private offering sell shares of our Common Stock issued upon conversion or repayment of the Notes or upon exercise of such Purchase Warrants, the market price of such shares of Common Stock may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such shares of Common Stock may cause stockholders to sell their shares of our Common Stock, which could further contribute to any decline in the price of our Common Stock. Any downward pressure on the price of our Common Stock caused by the sale or potential sale of such shares of Common Stock could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a stockholder or broker and sells the borrowed shares. The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of our Common Stock by increasing the number of shares of our Common Stock being sold, which could further contribute to any decline in the market price of our Common Stock.

Holders of the Notes and Warrants will not be entitled to any rights with respect to our Common Stock but will be subject to all changes made with respect to our Common Stock.

Holders of the Notes and Warrants will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but holders of the Notes and Warrants will be subject to all changes affecting our Common Stock. For example, if an amendment is proposed to our articles of incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the relevant holder acquiring shares of our Common Stock as a result of conversion or repayment of such holder’s Notes, exercise of such holder’s Warrants, or the repayment of the Notes in the form of Common Stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

The Warrants may not have any value.

The Institutional Warrants will be exercisable for five years from the closing date at an initial exercise price of $1.31 per share. The Individual Warrants will be exercisable until December 23, 2024 and January 17, 2025, respectively. In the event that the price of a share of our Common Stock does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

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In the event of that the mandatory prepayment provision under the Registered Notes is triggered, servicing such debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our debt, and such prepayment, if triggered, may adversely affect our financial condition and operating results.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Registered Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Registered Notes. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Stock.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our Common Stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

On July 11, 2019, we were officially notified by Nasdaq that, for the previous 30 consecutive business days, the minimum Market Value of Listed Securities (the “MVLS”) for our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we had 180 calendar days, or until January 7, 2020, to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the minimum MVLS for our Common Stock must have been at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If we failed to regain compliance with such rule by January 7, 2020, we could have been delisted from Nasdaq. In the event of such notification, Nasdaq rules permitted us an opportunity to appeal Nasdaq’s determination

On January 8, 2020, we received a determination letter (the “Letter”) from the staff of Nasdaq (the “Staff”) stating that we had not regained compliance with the MVLS Standard, since our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under the MLVS Rule and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us. Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on January 15, 2020, our Common Stock would have been delisted from Nasdaq, trading of our Common Stock would have been suspended at the opening of business on January 17, 2020, and a Form 25-NSE would have been filed with the SEC, which would have removed our Common Stock from listing and registration on Nasdaq.

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On January 13, 2020, we requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter and the Staff notified us that a hearing was scheduled for February 20, 2020 at 11:00 a.m. Eastern Time. We were asked to provide the Panel with a plan to regain compliance with the minimum MLVS requirement under the MLVS Rule, which needed to include a discussion of the events that we believe will enable us to timely regain compliance with the minimum MLVS requirement. On January 21, 2020, we submitted a compliance plan that we believed was sufficient to permit us to regain compliance with the minimum MLVS requirement. On February 20, 2020, we appeared before the Panel to discuss our plan to regain compliance, including, but not limited to, complying with Nasdaq Listing Rule 5550(b)(1), which is the minimum stockholders’ equity standard for continued listing, which requires that companies listed on Nasdaq maintain a minimum of $2,500,000 in stockholder’s equity (“Rule 5550(b)(1)”). On March 6, 2020, we received written notice from the Panel indicating that, based on the plan of compliance that we had presented at such hearing, the Panel granted our request for the continued listing of our Common Stock on Nasdaq, subject to, among other things, us keeping the Staff updated on the progress of our compliance plan and ultimately being able to evidence shareholder equity in an amount greater than or equal to $2,500,000 in accordance with Rule 5550(b)(1) no later than June 30, 2020. During this time, our Common Stok will remain listed and trading on Nasdaq.

There can be no assurance that we will be able to continue to meet our plan of compliance that we submitted to the Panel and that we will be able to evidence compliance with Rule 5550(b)(1) on or before June 30, 2020, or that, in the event that we regain compliance with such rule, we will continue to remain in compliance with such rule and all other Nasdaq continued listing standards. However, in the event that this offering is successful and we are able to raise all of the proceeds associated with this offering, we expect that it will help enable us to remain in compliance with Rule 5550(b)(1). However, there can be no assurance that this offering will be successful and that we will be able to raise adequate proceeds to enable it to remain in compliance with Nasdaq’s continued listing standards.

On April 22, 2020, we received a written notification from the Nasdaq Stock Market LLC indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price for our Common Stock was below $1.00 per share for the last thirty (30) consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar day compliance period to regain compliance with the minimum bid price requirement. However, the 180-day grace period to regain compliance with the Minimum Bid Price Requirement under applicable Nasdaq rules has been extended due to the global market impact caused by COVID-19. More specifically, Nasdaq has stated that the compliance periods for any company previously notified about non-compliance will be suspended effective April 16, 2020, through June 30, 2020. On July 1, 2020, companies would receive the balance of any pending compliance period exception to come back into compliance with the applicable Minimum Bid Price Requirement. As a result of this extension, the Company has until December 28, 2020, to regain compliance with the Minimum Bid Price Requirement. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days by December 28, 2020. Management continues to believe that adherence to its current operating and business plan will enable the Company to regain compliance. If the Company is not in compliance by December 28, 2020, the Company may be afforded a second 180-calendar day compliance period. To qualify for this additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq with the exception of the minimum bid price requirement.

If our Common Stock ceases to be listed for trading on Nasdaq, the Company would expect that its Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. In the event that we are delisted from Nasdaq, our Common Stock may lose liquidity, increase volatility, and lose market maker support.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

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A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market; and

●	changes in the market valuations of other comparable companies.

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability

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In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not buy our securities if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors (“Board of Directors”) may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

You will experience immediate and substantial dilution upon conversion of your Registered Notes.

The Conversion Price of the Registered Notes exceeds the net tangible book value per share of our Common Stock outstanding prior to this offering. Assuming that an aggregate of 495,049 shares of our Common Stock are issued upon conversion of the Registered Notes at the Conversion Price of $1.01 per share, holders of the Registered Notes will experience immediate dilution of $1.51 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2019, after giving effect to this offering and the conversion of the Registered Notes, and the Conversion Price. The exercise of outstanding stock options and warrants, and the conversion of other outstanding convertible debt will result in further dilution of your investment. See the section entitled “Dilution” on page S-30 of this prospectus supplement for a more detailed illustration of the dilution you would incur if you convert your Registered Notes. In addition, you may experience further dilution upon our election to repay the Registered Notes in shares of our Common Stock. See “Description of the Securities That We Are Offering” and “Description of Debt Securities and Convertible Debt”.

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Exercise of options or warrants or conversion of other convertible securities may have a dilutive effect on your percentage ownership of Common Stock, and may result in a dilution of your voting power and an increase in the number of shares of Common Stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of Common Stock.

The exercise or conversion of some or all of our outstanding warrants or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of May 5, 2020, we have warrants outstanding to purchase 6,097,947 shares of Common Stock. The warrants have a weighted average exercise price of $4.35 and a weighted average years to maturity of approximately 3.0 years. In addition, we have options to purchase 584,125 shares of our Common Stock outstanding and exercisable at an average price of $3.69 per share.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our shares of Common Stock. Substantial dilution and/or a substantial increase in the number of shares of Common Stock available for future resale may negatively impact the trading price of our shares of Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders. We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

Our charter documents and Nevada law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Provisions of Nevada anti-takeover law (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our by-laws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the by-laws that are not in line with your concerns.

Subject to applicable Nasdaq rules regarding the issuance of 20% or more of our Common Stock, our authorized but unissued shares of Common Stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

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The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, our Common Stock price and trading volume could decline.

The trading market for our shares of Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus supplement, the accompanying base prospectus and in the documents that we incorporate by reference herein and therein, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

We may not be able to maintain an active, liquid trading market for our Common Stock, which may cause our Common Stock to trade at a discount and make it difficult for you to sell the Common Stock you hold.

Our Common Stock is currently listed on Nasdaq. However, there can be no assurance that we will be able to maintain an active market for our Common Stock either now or in the future. If an active and liquid trading market cannot be sustained, you may have difficulty selling any of our Common Stock that you hold. The market price of our Common Stock may decline below the applicable public offering price you paid in this offering, and you may not be able to sell your shares of our Common Stock at or above the price you paid, or at all.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering as discussed under “Use of Proceeds” in this prospectus supplement. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

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Risks Related to our Business

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $87,388,619 at December 31, 2019, which includes our net losses of $10,005,713 for the year ended December 31, 2019, as compared to $15,544,551 for the year ended December 31, 2018. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

We do not have any revolving credit facilities and it may be difficult for us to enter into one.

We have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our recent operating losses and the current banking environment, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a new credit facility, in all likelihood it would not be on terms favorable to us.

If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2019 and to date in 2020. Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by COVID-19 has resulted in millions of infections and hundreds of thousands of deaths worldwide, as of the date of filing of this prospectus supplement, and continues to spread across the globe, including throughout the law enforcement and commercial fleets channels in the United States, the major market in which we operate. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If COVID-19 worsens in the United States and Asia, or in any other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Although we have been deemed by the State of Kansas to be an “essential business”, our supply chain has been disrupted and our customers, in particular our commercial customers, have been significantly impacted, which has in turn reduced our operations and activities, Disruptive activities from COVID-19 could still include the temporary closure of our manufacturing facilities and those used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from Asia, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of COVID-19. As a result, we cannot forecast with any certainty when the disruptions caused by such outbreak will cease to impact our business and the results of our operations. In reviewing our consolidated financial statements for the year ended December 31, 2019, as well as the notes to such financial statements, including our discussion of our ability to continue as a going concern set forth therein, which financial statements and notes are incorporated by reference to this prospectus supplement and accompanying base prospectus, consider the additional uncertainties caused by the outbreak of COVID-19.The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or address and treat its effects, among others.

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There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Some foreign governments are experiencing budgetary pressures because of various reasons specific to them and their impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services. In addition, we are marketing our FirstVU HD to commercial customers. These are relatively new sales channels for us and we may experience difficulty gaining acceptance of our other products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures for various reasons specific to them or the industry in which they operate, which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

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We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products.

The markets for our new and enhanced products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

Our market is characterized by new products and rapid technological change.

The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2018, 2019 and to date in 2020 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during 2020, although we do expect our newly launched EVO-HD in-car system to gain traction in 2020. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

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We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $2,005,717 and $1,444,063 in research and development expenses during the years ended December 31, 2019 and 2018, respectively, which represent a substantial expense in relation to our total revenues and net losses. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

If we are unable to compete in our market, you may lose all or part of your investment.

The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy and cost. There are companies with direct competitive technology and products in the law enforcement and surveillance markets for all our products and those we have in development. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. Our primary competitors include L-3 Mobile-Vision, Inc., Coban Technologies, Inc., WatchGuard, Kustom Signals, Panasonic System Communications Company, International Police Technologies, Inc. and a number of other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. Our primary competitors in the body-worn camera market include Axon, Reveal Media and WatchGuard. We face similar and intense competitive factors for our event recorders in the mass transit markets as we do in the law enforcement and security surveillance markets. We will also compete with any company making surveillance devices for commercial use. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do. Our primary competitors in the commercial fleet sector include Lytx, Inc. (previously DriveCam, Inc.) and SmartDrive Systems.

There can be no assurance that we will be able to compete successfully in these markets. Further, there can be no assurance that new and existing companies will not enter the law enforcement and security surveillance markets in the future.

Although we believe that our products will be distinguishable from those of our competitors based on their technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of the market. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers that may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment. See “Business – Competition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on April 6, 2020 for additional information.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, and injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. In 2018 and 2017, we had certain product quality issues with the DVM-800 and FirstVU HD, which adversely affected our revenues and operating results however, these issues have been successfully mitigated at this time.

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In addition, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage and an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence and in aggregate is $5,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, while other portions are developed by our own software engineers. As with any software-dependent product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

As with all electronic devices, hardware issues can arise from many sources. The component electronic parts that we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have thousands of units in the hands of law enforcement departments and in use every day. Over the past years of field use, we have addressed a number of subtle issues and made refinements requested by the end-user.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman, although we entered into retention agreements with such officers on December 23, 2008, which were amended in April 2018. The loss of the services of either of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial effects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

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A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer who currently sources such chipsets from the Philippines, China, Taiwan and South Korea, among other countries. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments Incorporated (“Texas Instruments”). While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instruments chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instruments chips.

Although we have not historically had significant supply chain issues with these manufacturers, suppliers, and subcontractors, there can be no assurance that we will be able to retain our present relationships and should we lose these manufacturers, suppliers, and subcontractors, our business would be adversely affected.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for at least 37 patents for protection in the United States and certain other countries to cover certain design aspects of our products.

We have been issued at least 22 patents to date by the USPTO. In addition, we have at least 15 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, were to be challenged and denied, it could potentially allow our competitors to build very similar devices. Currently, this patent is not being challenged. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

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Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are involved in litigation relating to our intellectual property.

We are subject to various legal proceedings arising from normal business operations. Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of the actions will not have a material adverse effect on our consolidated financial statements. However, an adverse outcome in certain of the actions could have a material adverse effect on our financial results in the period in which it is recorded.

Axon Enterprises, Inc. (Formerly Taser International, Inc.). The Company owns U.S. Patent No. 9,253,452 (the “452 Patent”), which generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle.

The Company filed suit on January 15, 2016 with the U.S. District Court (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line and signal auto-activation product. The Company is seeking both monetary damages and a permanent injunction against Axon for infringement of the ‘452 Patent.

In addition to the infringement claims, the Company brought claims alleging that Axon conspired to keep the Company out of the marketplace by engaging in improper, unethical and unfair competition. The amended lawsuit alleges that Axon bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

Axon filed an answer, which denied the Company’s patent infringement allegations on April 1, 2016. In addition, Axon filed a motion to dismiss all such allegations in the complaint on March 4, 2016, for which the Company filed an amended complaint on March 18, 2016 to address certain technical deficiencies in the pleadings. The Company amended its complaint and Axon renewed its motion to seek dismissal of the allegations that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law on April 1, 2016. Formal discovery commenced on April 12, 2016 with respect to the patent related claims. In January 2017, the U.S. District Court granted Axon’s motion to dismiss the portion of the lawsuit regarding claims that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. On May 2, 2018, the Federal Circuit Court affirmed the U.S. District Court’s ruling relative to the antitrust portion of the lawsuit and on October 1, 2018 the Supreme Court denied the Company’s petition for review.

In December 2016 and January 2017, Axon filed two petitions for inter partes review (“IPR”) against the ‘452 Patent. The USPTO rejected both of Axon’s petitions. Axon is now statutorily precluded from filing any more IPR petitions against the ‘452 Patent.

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The U.S. District Court litigation was temporarily stayed following the filing of the petitions for IPR. However, on November 17, 2017, the U.S. District Court rejected Axon’s request to maintain the stay. With this significant ruling, the parties proceeded towards trial. When litigation resumed, the U.S. District Court issued a claim construction order (also called a Markman Order) where it sided with the Company on all disputes and denied Axon’s attempts to limit the scope of the claims. Fact discovery closed on October 8, 2018, and a final pretrial conference took place on January 16, 2019. The parties each filed a motion for summary judgment on January 31, 2019, and the U.S. District Court granted Axon’s motion for summary judgment on June 17, 2019. Importantly, the U.S. District Court’s ruling did not find that the Company’s ‘452 Patent was invalid. It also did not address any other issue, such as whether the Company’s requested damages were appropriate, and it does not impact the Company’s ability to file additional lawsuits to hold other competitors accountable for patent infringement. This ruling solely related to an interpretation of the Company’s claims as they relate to Axon and was unrelated to the supplemental briefing the Company filed on its damages claim and the WatchGuard settlement. Those issues are separate and the U.S. District Court’s ruling on the motion for summary judgment had nothing to do with the Company’s damages request.

The Company filed an opening appeal brief on August 26, 2019 with the United States Court of Appeals for the Tenth Circuit (the “Court of Appeals”), appealing the U.S. District Court’s granting of Axon’s motion for summary judgment, Axon responded by filing a responsive brief on November 6, 2019 and the Company then filed a reply brief responding to Axon on November 27, 2019. The Court of Appeals scheduled oral arguments on the Company’s appeal of the U.S. District Court’s summary judgment ruling on April 6, 2020. This appeal was intended to address the Company’s position that the U.S. District Court incorrectly dismissed the Company’s claims against Axon. If the Court of Appeals overturns the ruling of the U.S. District Court, the case will be remanded to the U.S. District Court before a new judge. On March 12, 2020, the panel of judges for the Court of Appeals issued an order cancelling the oral arguments previously set for April 6, 2020 having determined that the appeal will be decided solely based on the parties’ briefs. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. The Company is considering asking for a rehearing in front of the three-judge panel or the entire Court of Appeals.

Enforcement Video, LLC d/b/a WatchGuard Video. On May 27, 2016, the Company filed suit against WatchGuard, in the U.S. District Court for the District of Kansas (Case No. 2:16-cv-02349-JTM-JPO) alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines.

The USPTO has granted multiple patents to the Company with claims covering numerous features, such as automatically activating all deployed cameras in response to the activation of just one camera. Additionally, the Company’s patent claims cover automatic coordination as well as digital synchronization between multiple recording devices. The Company also has patent coverage directed to the coordination between a multi-camera system and an officer’s smartphone, which allows an officer to more readily assess an event on the scene while an event is taking place or immediately after it has occurred.

The Company’s lawsuit alleged that WatchGuard incorporated this patented technology into its VISTA Wifi and 4RE In-Car product lines without the Company’s permission. Specifically, the Company accused WatchGuard of infringing three patents: the U.S. Patent No. 8,781,292 (the “‘292 Patent”), the ‘452 Patent and U.S. Patent No. 9,325,950 (the “950 Patent”). The Company aggressively challenged WatchGuard’s infringing conduct, seeking both monetary damages, as well as seeking a permanent injunction preventing WatchGuard from continuing to sell its VISTA Wifi and 4RE In-Car product lines using the Company’s own technology to compete against it. On May 8, 2017, WatchGuard filed a petition seeking IPR of the ‘950 Patent. The Company opposed that petition and on December 4, 2017, The Patent Trial and Appeal Board (“PTAB”) rejected WatchGuard’s request to institute an IPR on the ‘950 Patent. The lawsuit also involved the ‘292 Patent and the ‘452 Patent, the ‘452 Patent being the same patent involved in the Company’s claims asserted against Axon. The ‘292 Patent previously was subject to the IPR process with the USPTO, but in June 2018, the USPTO rejected Axon’s arguments and did not invalidate the ‘292 Patent. WatchGuard had previously agreed to be bound by Axon’s IPRs and, as such, WatchGuard is now statutorily barred from any further IPR challenges with respect to the ‘950 Patent, ‘452 Patent, and ‘292 Patent. Since the defeat of Axon’s ‘292 Patent IPR, the Court has lifted the stay and set a schedule which had moved the case towards trial. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

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The resolution of the dispute centers includes the following key terms:

●	WatchGuard will pay the Company a one-time, lump sum settlement payment of $6 million.
●	The Company has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality.
●	The Company has also granted WatchGuard a license to the ‘292 Patent and the ‘452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.
●	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.
●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of the Company’s patents.

PGA Tour, Inc. On January 22, 2019 the PGA Tour, Inc. (the “PGA”) filed suit against the Company in the Federal District Court for the District of Kansas (Case No. 2:19-cv-0033-CM-KGG) alleging breach of contract and breach of implied covenant of good faith and fair dealing relating to the Web.com Tour Title Sponsor Agreement (the “Agreement”). The contract was executed on April 16, 2015 by and between the parties. Under the Agreement, the Company would be a title sponsor of and receive certain naming and other rights and benefits associated with the Web.com Tour for 2015 through 2019 in exchange for the Company’s payment to the PGA of annual sponsorship fees. The suit has been resolved and the case has been dismissed with prejudice on April 17, 2019.

The Company is also involved as a plaintiff and defendant in ordinary, routine litigation and administrative proceedings incidental to its business from time to time, including customer collections, vendor and employment-related matters. The Company believes the likely outcome of any other pending cases and proceedings will not be material to its business or its financial condition.

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

Risks related to our license arrangements.

We have licensing agreements with Sasken and Lead regarding certain software used as the platform for the proprietary software we have developed for use in our products. These licensing agreements have specified terms and are renewable on an annual basis unless both parties determine not to renew them and provided the parties are in compliance with the agreements. If we fail to make the payments under these licenses or if these licenses are not renewed for any reason, it would cause us significant time and expense to redevelop our software on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

We are a party to several lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail, resulting in losses and which may cause our stock price to decline.

We are involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. See “Prospectus Supplement Summary” for additional information. We believe that the likely outcome of any other pending cases and proceedings will not be material to our business or financial condition. However, there can be no assurance that we will prevail in the litigation or proceedings or that we may not have to pay damages or other awards to the other party.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Investors should review our subsequent reports filed with the SEC described in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

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APRIL 2020 REGISTERED OFFERING AND CONCURRENT PRIVATE PLACEMENT

On April 17, 2020, we entered into the Purchase Agreement with the Institutional Investors, providing for the issuance of (i) the Company’s 8% Senior Secured Convertible Promissory Notes due April 16, 2021 with an aggregate principal face amount of $1,666,666, which notes are, subject to certain conditions, convertible into an aggregate of 1,650,164 shares of the Common Stock, at a price per share of $1.01 and (ii) five-year warrants to purchase an aggregate of up to 1,237,624 shares of Common Stock at an exercise price of $1.31, subject to customary adjustments, which warrants are immediately exercisable upon issuance and on a cashless basis if the warrants have not been registered 180 days after the date of issuance. The closing of the Offering (as defined below) occurred simultaneously with the execution and delivery of the Purchase Agreement and related transaction documents, pursuant to which the Institutional Investors purchased such notes and warrants for an aggregate purchase price of $1,500,000.

Pursuant to the Purchase Agreement, an aggregate of $500,000 in principal amount of such notes (the “Registered Notes”), and the shares of Common Stock underlying the Registered Notes, were issued to the Institutional Investors in the Registered Offering and registered under the Securities Act pursuant the Shelf Registration Statement.

Pursuant to the Purchase Agreement, we issued to the Institutional Investors in the Private Placement (together with the Registered Offering, the “Offering”), the remaining aggregate of $1,166,666 in principal amount of Notes, the Conversion Shares, the Institutional Warrants and the Institutional Warrant Shares. We also entered into a Registration Rights Side Letter, dated April 17, 2020, with the Institutional Investors agreeing to use our best efforts to file, within 30 days after the closing of the Offering, the registration statement of which this prospectus forms a part, to register the applicable Conversion Shares and the Institutional Warrant Shares, and to use our commercially reasonable efforts to have the registration statement declared effective, within 90 days after the closing date of the Offering to permit the resale of the Conversion Shares and the Institutional Warrant Shares by the Institutional Investors.

In connection with the Purchase Agreement, we and our subsidiary entered into a security agreement, dated as of April 17, 2020, with the Institutional Investors (the “Security Agreement”), pursuant to which we and our subsidiary granted to the Institutional Investors a security interest in, among other items, we and our subsidiary’s accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory, and all proceeds, as set forth in the Security Agreement. In addition, pursuant to an intellectual property security agreement, dated as of April 17, 2020 (the “IP Security Agreement”), we granted to the Institutional Investors a continuing security interest in all of our right, title and interest in, to and under certain of our trademarks, copyrights and patents. In addition, our subsidiary agreed to guarantee and act as surety for the Company’s obligation to repay all of the Company’s notes issued in connection with the Offering pursuant to a subsidiary guarantee.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders upon conversion of the Notes or exercise of the Warrants offered hereby. To the extent we receive proceeds from the exercise of Warrants held by the Selling Stockholders at $1.31 per share (in the case of Institutional Warrants) or $1.40 per share (in the case of the Individual Warrants), we will use those proceeds to repay the expenses of this offering, and for general working capital purposes

We have agreed to bear the expenses (other than selling commissions or any legal expenses incurred by any Selling Stockholder) in connection with the registration of the Conversion Shares and Warrant Shares being offered for resale hereunder by the Selling Stockholders.

See “Plan of Distribution” elsewhere in this prospectus for more information.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades on Nasdaq under the symbol “DGLY.”

Holders

There were approximately 173 record holders of our Common Stock at May 5, 2020. The number of registered stockholders excludes any beneficial owners of Common Stock held in street name.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We intend to retain any future earnings and do not expect to pay any cash dividends in the foreseeable future.

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SELLING STOCKHOLDERS

The table below lists the Selling Stockholders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Stockholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of Common Stock as to which the Selling Stockholders have sole or shared voting power or investment power and any shares of Common Stock the Selling Stockholders have the right to acquire within sixty (60) days (including shares of Common Stock issuable pursuant to the Notes currently convertible or repayable, or convertible or repayable within sixty (60) days), and upon exercise of the Warrants currently exercisable or exercisable within sixty (60) days.

The second column indicates the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership as of May 5, 2020. The second column also assumes the conversion and exercise of all the Notes and Warrants, respectively, held by the Selling Stockholders on May 5, 2020, without regard to any limitations on conversion, repayment, or exercise described in this prospectus or in such Notes and Warrants, respectively, but excludes up to excludes up to 248,938 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes, all in lieu of cash payments.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. Such aggregate amount of Common Stock does not take into account any applicable limitations on conversion, repayment or exercise of the Notes and Warrants, respectively, and excludes up to 248,938 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes, all in lieu of cash payments.

This prospectus covers the resale of (i) all of the shares of Common Stock issued and issuable upon conversion or repayment of the Notes, (ii) any additional shares of Common Stock issued and issuable in connection with the Notes (in each case without giving effect to any limitations on conversion set forth in the Notes), (iii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Notes, (iv) all of the shares of Common Stock issued and issuable upon exercise of the Warrants, (v) any additional shares of Common Stock issued and issuable in connection with the Warrants (in each case without giving effect to any limitations on exercise set forth in the Warrant), (vi) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Warrants.

Because the conversion price of the Notes and exercise price of the Warrants may be adjusted, respectively, the number of shares of Common Stock that will actually be issued upon conversion of the Notes and exercise of the Warrants, respectively, may be more or less than the number of shares of Common Stock being offered by this prospectus. The Selling Stockholders can offer all, some or none of their shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Stockholders will sell all shares of Common Stock covered by this prospectus. See “Plan of Distribution.”

Each of the Selling Stockholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

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	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)		Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering
Anson Investments Master Fund LP (2)	1,983,282	(3)	1,196,370	(4)	786,912	4.21%
M3A LP (5)	1,443,893	(6)	1,196,369	(4)	247,524	1.33%
Cory Royer (7)	35,750		35,750		—	—%
Michael Doherty (8)	107,000		107,000		—	—%
TOTAL	3,569,925		2,535,489		1,034,436	5.54%

(1)	Represents shares of Common Stock owned by the Selling Stockholders upon full conversion of the Notes and full exercise of the Warrants offered hereby, but excludes up to 248,938 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on the Registered Notes issued in the Registered Offering which occurred concurrently with the Private Placement, and for premium payments which may be payable upon prepayment of the Notes and the Registered Notes, all in lieu of cash payments.

(2)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(3)	Represents shares of Common Stock owned by Anson including: (i) a total of 577,558 shares as one of the Selling Stockholders upon full conversion or repayment of the principal amount of the Notes offered hereby: (ii) a total of 618,812 shares as one of the Selling Stockholders upon exercise of the Warrants being registered hereby and; (iii) a total of 247,525 shares upon full conversion of the Registered Notes issued in the Registered Offering which occurred concurrently with the Private Placement; (v) a total of 316,800 shares upon exercise of the common stock purchase warrants issued on April 3, 2019 and; (vi) a total of 222,587 shares upon exercise of the common stock purchase warrants issued on August 5, 2019. This excludes up to 124,469 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on the Registered Notes, and for premium payments which may be payable upon prepayment of the Notes and the Registered Notes, all in lieu of cash payments.

(4)	The Notes, the Registered Notes and the Institutional Warrants contain provisions that limit the number of shares issuable upon their exercise to 4.99% beneficial ownership of our Common Stock, or 9.99% beneficial ownership if the holder gives us written notice, which none of the Selling Shareholders have. The disclosure of the Selling Stockholders shares of Common Stock owned prior to and after the offering do not reflect the application of these limitations.

(5)

M3A LP holds voting and dispositive power over the common shares held by M3A LP. 3i Management LLC is the General Partners of M3A LP. Maier Tarlow is the Manager of 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Represents shares of Common Stock owned by M3A LP including: (i) a total of 577,557 shares as one of the Selling Stockholders upon full conversion or repayment of the principal amount of the Notes offered hereby; (ii) a total of 618,812 shares as one of the Selling Stockholders upon exercise of the Warrants being registered hereby and; (iii) a total of 247,524 shares upon full conversion or repayment of the Registered Notes issued in the Registered Offering which occurred concurrently with the Private Placement. This excludes up to 124,469 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on the Registered Notes and for premium payments which may be payable upon prepayment of the Notes and the Registered Notes, all in lieu of cash payments.

(7)	Represents 35,750 shares of Common Stock owned by Cory Royer upon exercise of the common stock purchase warrants issued on January 17, 2020.

(8)	Represents 107,000 shares of Common Stock owned by Michael Doherty upon exercise of the common stock purchase warrants issued on December 23, 2019.

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Material Relationships with Selling Stockholders

In addition to the transactions described above in “April 2020 Registered Offering and Concurrent Private Placement”, we have had the following material relationships with the Selling Stockholders in the last three (3) years:

Anson Investments Master Fund, LP:

On April 3, 2018, we completed a private placement (the “2018 Private Placement”) of $6.05 million in principal amount of Senior Secured Convertible Promissory Notes (the “2018 Notes”) and warrants to purchase 806,667 shares of Common Stock of the Company (the “2018 Warrants”) to certain institutional investors, including Anson. The 2018 Notes and 2018 Warrants were issued pursuant to a securities purchase agreement (the “2018 Purchase Agreement”) between the Company and the purchasers’ signatory thereto.

The 2018 Notes were convertible at any time after their date of issue at the option of the purchasers into shares of Common Stock at $2.50 per share (the “2018 Notes Conversion Price”). The 2018 Notes matured on May 3, 2019 (the “2018 Notes Maturity Date”). Commencing on July 1, 2018, and continuing for each fiscal month thereafter through the 2018 Notes Maturity Date, the Company agreed to make payments of principal and interest to the purchasers in order to fully amortize the 2018 Notes. The 2018 Notes Conversion Price was subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

The 2018 Warrants issued in conjunction with the 2018 Notes were exercisable to purchase up to an aggregate of 806,667 shares of Common Stock commencing on the date of issuance at an exercise price of $3.00 per share (the “2018 Warrants Exercise Price”). The 2018 Warrants will expire on the fifth (5th) anniversary of their date of issuance. The 2018 Warrants Exercise Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The 2018 Warrants provide for cashless exercise in the event that after 180-days after their issuance a registration statement on Form S-1 (or other applicable registration statement under the Securities Act) covering the resale of all shares of Common Stock underlying the 2018 Warrants is not available for the issuance of such shares of Common Stock. A purchaser has no right to convert the 2018 Notes or exercise the 2018 Warrants to the extent that such conversion or exercise would result in such purchaser being the beneficial owner in excess of 4.99% (or, upon election of purchaser, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company. The 2018 Notes were repaid on August 21, 2018.

On August 5, 2019, we completed a private placement (the “2019 Private Placement”) of $2,777,777.78 in principal amount of 8% secured convertible promissory notes (the “2019 Notes”), warrants to purchase 571,428 shares of Common Stock of the Company (the “2019 Warrants”) and shares of Common Stock equal to 5% of the purchase price of the 2019 Notes (the “Commitment Shares”) to certain institutional investors, including Anson. The 2019 Notes, the 2019 Warrants and the Commitment Shares were issued pursuant to a securities purchase agreement (the “2019 Purchase Agreement”) between the Company and the purchasers’ signatory thereto. The purchasers paid an aggregate purchase price of $ 2,500,000 for all of such securities.

The 2019 Notes were convertible at any time after their date of issue at the option of the purchasers into shares of Common Stock at $1.40 per share (the “2019 Notes Conversion Price”). The 2019 Notes mature on August 4, 2020). The 2019 Notes Conversion Price was subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

The 2019 Warrants issued in conjunction with the 2019 Notes are exercisable to purchase up to an aggregate of 571,428 shares of Common Stock commencing on the date of issuance at an exercise price of $1.8125 per share (the “2019 Warrants Exercise Price”). The 2019 Warrants will expire on the fifth (5th) anniversary of their date of issuance. The 2019 Warrants Exercise Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The 2019 Warrants provide for cashless exercise in the event that after 180-days after their issuance a registration statement on Form S-1 (or other applicable registration statement under the Securities Act) covering the resale of all shares of Common Stock underlying the 2019 Warrants is not available for the issuance of such shares of Common Stock. A purchaser has no right to convert the 2019 Notes or exercise the 2019 Warrants to the extent that such conversion or exercise would result in such purchaser being the beneficial owner in excess of 4.99% (or, upon election of purchaser, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

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M3A LP:

OGP I, LLC, an affiliated entity of M3A LP, also participated in the 2019 Private Placement. See the description of the 2019 Private Placement under Anson Investments Master Fund, LP above.

Cory Royer:

On March 7, 2018, we borrowed $250,000 under a secured note payable to Mr. Royer. The note bore interest at 12% per annum and contained an original maturity date of June 7, 2018. We negotiated an extension of the maturity date to September 30, 2018. The note was secured by the inventory of the Company and junior to senior liens held by the holders certain then outstanding debentures and subordinated to all existing and future senior indebtedness. Such note was convertible at any time after its date of issuance at the option of the holder into shares of our common stock at a conversion price of $3.25 per share. We issued warrants to Mr. Royer exercisable to purchase 36,000 shares of common stock for $3.50 per share until March 7, 2019 and warrants exercisable to purchase 36,000 shares of common stock for $3.50 per share until July 31, 2019. We made a principal payment of $100,000 on August 21, 2018 on the note. Mr. Royer converted the remaining principal and outstanding interest of the note into 47,319 shares of our common stock on September 20, 2018.

On January 17, 2020, we borrowed $100,000 under an unsecured note payable to Mr. Royer. The promissory note bears interest at the rate of 8% per annum with principal and accrued interest payable on or before its maturity date of March 31, 2020. We granted Mr. Royer warrants exercisable to purchase a total of 35,750 shares of its common stock at an exercise price of $1.40 per share until December 23, 2024. The shares underlying such warrants are being registered for resale pursuant to this registration statement of which this prospectus forms a part.

On April 15, 2020, we borrowed $80,000 under an unsecured promissory note payable to Mr. Royer. The promissory note bears interest at the rate of 8% per annum with principal and accrued interest payable on or before its maturity date. The note was paid off on April 20, 2020.

Michael Doherty:

On June 30, 2017, we borrowed $350,000 under an unsecured note payable to Mr. Doherty. Such loan was funded on June 30, 2017 and bore interest at the rate of 8% per annum with principal and accrued interest payable on or before their maturity date of September 30, 2017. The note was unsecured and subordinated to all existing and future senior indebtedness. We granted Mr. Doherty warrants exercisable to purchase a total of 50,000 shares of our common stock at an exercise price of $3.65 per share until June 29, 2022. On September 30, 2017, we obtained an extension of the maturity date to December 31, 2017 and then an extension to March 31, 2018. In connection with the initial extension, we issued warrants exercisable to purchase 100,000 shares of stock at $2.60 per share until November 15, 2022. On March 16, 2018, we issued warrants exercisable to purchase 60,000 shares of stock at $3.25 per share until March 15, 2029 for the subsequent extension.

On December 23, 2019, we borrowed $300,000 under an unsecured note payable to Mr. Doherty. Such promissory note bears interest at the rate of 8% per annum with principal and accrued interest payable on or before its maturity date of March 31, 2020, which has been extended to June 30, 2020. We granted Mr. Doherty warrants exercisable to purchase a total of 107,000 shares of its common stock at an exercise price of $1.40 per share until December 23, 2024. The shares underlying such warrants are being registered for resale pursuant to this registration statement of which this prospectus forms a part.

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EXECUTIVE COMPENSATION

The following table presents information concerning the total compensation of the Company’s Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”) for services rendered to the Company in all capacities for the years ended December 31, 2019 and 2018:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($) (1)(3)(4)(5)(6)	Option awards ($) (1)	All other compensation ($) (2)	Total ($)
Stanton E. Ross	2019	$250,000	$250,000	$727,500	$—	$18,089	$1,245,589
Chairman, CEO and President	2018	$250,000	$250,000	$560,000	$—	$26,390	$1,086,390

Thomas J. Heckman Vice President, Chief Financial Officer,	2019	$230,000	$230,000	$436,500	$—	$7,845	$904,345
Treasurer and Secretary	2018	$230,000	$23,000	$347,500	$—	$20,460	$620,960

(1)	Represents aggregate grant date fair value pursuant to ASC Topic 718 for the respective year for stock options granted. Please refer to Note 13 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for further description of the awards and the underlying assumptions utilized to determine the amount of grant date fair value related to such grants.

(2)	Amounts included in all other compensation include the following items: the employer contribution to the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) on behalf of the named executive. We are required to provide a 100% matching contribution for all who elect to contribute up to 3% of their compensation to the plan and a 50% matching contribution for all employees’ elective deferral between 4% and 5%. The employee is (i) 100% vested at all times in the employee contributions and employer matching contributions; (ii) Company paid healthcare insurance; (iii) Company paid contributions to health savings accounts; and (iv) Company paid life, accident and disability insurance. See “All Other Compensation Table” below.

(3)	Stock awards include the following restricted stock granted during 2018 to Mr. Ross: (i) 50,000 shares at $2.70 per share that vest ratably over the one-year period ending April 15, 2019; and (ii) 200,000 shares at $2.125 per share that vest ratably over the one-year period ending July 5, 2019.

(4)	Stock awards include the following restricted stock granted during 2018 to Mr. Heckman: (i) 50,000 shares at $2.70 per share that vest ratably over the one-year period ending April 15, 2019; and (ii) 100,000 shares at $2.125 per share that vest ratably over the one-year period ending July 5, 2019.

(5)	Stock awards include the following restricted stock granted during 2019 to Mr. Ross: 250,000 shares at $2.91 per share that vest ratably over the two-year period ending January 2, 2021.

(6)	Stock awards include the following restricted stock granted during 2019 to Mr. Heckman: 150,000 shares at $2.91 per share that vest ratably over the two-year period ending January 2, 2021.

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All Other Compensation Table

Name	Year	401(k) Plan contribution by Company	Company paid healthcare insurance	Flexible & health savings account contributions by Company	Company paid life, accident & disability insurance	Other Contractual payments	Total
Stanton E. Ross	2019	$2,558	$13,910	$1,100	$521	$—	$18,089
Chairman, CEO and President	2018	$8,694	$16,075	$1,100	$521	$—	$26,390

Thomas J. Heckman	2019	$2,477	$4.347	$500	$521	$—	$7,845
Vice President, Chief Financial Officer, Treasurer and Secretary	2018	$9,000	$10,220	$719	$521	$—	$20,460

Compensation Policy. Our executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable us to achieve earnings and profitability growth to satisfy its stockholders. We must, therefore, create incentives for these executives to achieve both our and individual performance objectives using performance-based compensation programs. No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components. The main elements of its compensation package consist of base salary, stock options or restricted stock awards and bonus.

Base Salary. The base salary for each executive officer is reviewed and compared to the prior year, with considerations given for increase or decrease. The review is generally on an annual basis, but may take place more often in the discretion of the Compensation Committee.

For fiscal year 2019, the Compensation Committee of the Board of Directors (the “Committee”) set the annual base salaries of Stanton E. Ross, President and Chief Executive Officer, and Thomas J. Heckman, Chief Financial Officer, Treasurer and Secretary, at $250,000 and $230,000, respectively. This represents no increase or decrease from the previous year.

For fiscal year 2018, the Committee set the annual base salaries of Stanton E. Ross, President and Chief Executive Officer, and Thomas J. Heckman, Chief Financial Officer, Treasurer and Secretary, at $250,000 and $230,000, respectively. This represents an increase from the previous year.

The Committee plans to review the base salaries for possible adjustments on an annual basis. Base salary adjustments will be based on both individual and our performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with us.

Stock Options and Restricted Stock Awards. The Compensation Committee determined stock option and restricted stock awards based on numerous factors, some of which include responsibilities incumbent with the role of each executive with us, tenure with us, as well as our performance. The vesting period of options and restricted stock is also tied, in some instances, to our performance directly related to certain executive’s responsibilities with us. The Committee determined that Messrs. Ross and Heckman were eligible for awards of stock options or restricted stock in 2019 based on their performance. Refer to the Grants of Plan-Based Awards table below for restricted stock awards made in 2019. The Committee also determined that Messrs. Ross and Heckman would be eligible in 2020 for awards of restricted stock or stock options. On January 3, 2020, the Committee approved the award of 250,000 restricted shares to Mr. Ross and 150,000 restricted shares to Mr. Heckman, both of which vest 50% on January 2, 2021 and 50% on January 2, 2022, provided each person is employed with us at such point.

Bonuses. The Compensation Committee determined to award bonuses to each of the executive officers in 2019 and 2018, as set forth in the foregoing table. Refer to the section entitled “Executive Compensation” for the bonuses paid to Messrs. Ross and Heckman in 2019 and 2018. In fiscal 2019, Messrs. Ross and Heckman were eligible for, and received, bonuses of up to $250,000 and $230,000, respectively. The Compensation Committee reviews each executive officer’s performance on a quarterly basis and determines what, if any, portion of the bonus he has earned and will be paid as of such point.

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Other. In July 2008, we amended and restated our 401(k) retirement savings plan (the “401(k) Plan”). The amended plan requires us to provide a 100% matching contribution for employees who elect to contribute up to 3% of their compensation to the plan and a 50% matching contribution for employee’s elective deferrals between 4% and 5%. We have made matching contributions for executives who elected to contribute to the 401(k) Plan during 2010. Each participant is 100% vested at all times in employee and employer matching contributions. As of December 31, 2018, a total of 76,040 shares of our common stock were held in the 401(k) Plan. Mr. Heckman, as trustee of the 401(k) Plan, holds the voting power as to the shares of our common stock held in the 401(k) Plan. We have no profit sharing plan in place for our employees. However, we may consider adding such a plan to provide yet another level of compensation to our compensation plan.

The following table presents information concerning the grants of Plan-based awards to the Named Executive Officers during the year ended December 31, 2019:

Grants of Plan-Based Awards

Name	Grant date	Date approved by Compensation Committee	All Other stock awards: Number of shares of stock or units: (#) (1)		Exercise or base price of option awards ($/Share)	Grant date fair value of stock awards ($) (2)
Stanton E. Ross Chairman, CEO and President	January 3, 2019	January 3, 2019	250,000	(1)	$2.91	$727,500

Thomas J. Heckman Vice President CFO, Treasurer and Secretary	January 3, 2019	January 3, 2019	150,000	(1)	$2.91	$436,500

(1)	These restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over a two-year period (50% on January 2, 2020 and 50% on January 2, 2021) contingent upon whether the individual is still employed by us at that point.

(2)	Stock awards noted represent the aggregate amount of grant date fair value as determined under ASC Topic 718. Please refer to Note 13 to the consolidated financial statements for further description of the awards and the underlying assumptions utilized to determine the amount of grant date fair value related to such grants.

The following table presents information concerning the outstanding equity awards for the Named Executive Officers as of December 31, 2019:

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (1)	Market value of shares or units of stock that have not vested (2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested
Stanton E. Ross Chairman, CEO and President	15,000	—	—	$4.80	January 13, 2022	375,000	$382,500	—	$—

Thomas J. Heckman CFO, Treasurer and Secretary	12,500	—	—	$13.20	January 11, 2021	225,000	$229,500	—	$—

(1)	These stock option and restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over the prescribed period contingent upon whether the individual is still employed by the Company at that point.

(2)	Market value based upon the closing market price of $1.02 on December 31, 2019.

The following table presents information concerning the stock options exercised and the vesting of restricted stock awards during 2019 for the Named Executive Officers for the year ending December 31, 2019:

	Option Exercises and Restricted Stock Vested
	Option Awards		Stock Awards
	Number of Shares acquired realized on exercise (#)	Value realized on exercise ($)	Number of Shares acquired on vesting (#)	Value on vesting ($)
Stanton E. Ross Chairman, CEO & President	—	$—	395,000	$882,050	(1)
Thomas J. Heckman CFO, Treasurer and Secretary	—	$—	245,000	$597,550	(1)

(1)	Based on the closing market price of our Common Stock of $2.75 on January 22, 2019, the date of vesting for 125,000 shares of Common Stock for Mr. Ross and 75,000 shares of Common Stock for Mr. Heckman, $4.38 on April 15, 2019, the date of vesting for 50,000 shares of Common Stock for both Mr. Ross and Mr. Heckman, $1.47 on July 4, 2019, the date of vesting for 200,000 shares of Common Stock for Mr. Ross and 100,000 shares of Common Stock for Mr. Heckman, and $1.265 on October 30, 2019, the date of vesting for 20,000 shares of Common Stock for both Mr. Ross and Mr. Heckman.

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Director Compensation

Our non-employee directors received the stock option grants noted in the section below entitled “Director Compensation” for their service on the Board of Directors in 2019, including on the Audit, Nominating and Governance and Compensation Committees.

In July 2018, we granted to Messrs. Richie, Caulfield and Hutchins each options exercisable to acquire 50,000 shares of Common Stock at an exercise price of $2.20 per share for their service on the Board of Directors until the next annual meeting of stockholders with vesting to occur on a periodic basis through May 5, 2019 provided each person has remained a director at such dates.

In May 2019, we granted to Messrs. Richie, Caulfield and Hutchins each options exercisable to acquire 60,000 shares of Common Stock at an exercise price of $3.01 per share for their service on the Board of Directors until the next annual meeting of stockholders with vesting to occur ratably through May 1, 2020 provided each person has remained a director at such dates.

Director compensation for the year ended December 31, 2019 was as follows:

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($) (2)	Total ($)
Stanton E. Ross, Chairman of the Board of Directors (1)	$—	$—	$—	$—
Leroy C. Richie	$75,000	$—	$145,406	$220,406
Daniel F. Hutchins	$65,000	$—	$145,406	$210,406
Michael J. Caulfield	$60,000	$—	$145,406	$205,406

(1)	Mr. Ross’s compensation and option awards are provided in the Executive Compensation table because he did not receive compensation or stock options for his services as a director.

(2)	Represents aggregate grant date fair value pursuant to ASC Topic 718 for stock options and restricted stock granted. Please refer to Note 13 to the consolidated financial statements for further description of the awards and the underlying assumptions utilized to determine the amount of grant date fair value related to such grants.

Stock Option and Restricted Stock Grants to Directors

Name of Individual	Number of Restricted Shares of Common Stock Granted	Number of Options Granted	Average per Share Exercise Price
Stanton E. Ross (1)	—	—	$—
Leroy C. Richie (2)	—	60,000	$3.01
Daniel F. Hutchins (2)	—	60,000	$3.01
Michael J. Caulfield (2)	—	60,000	$3.01

(1)	Mr. Ross’s compensation and option awards are noted in the Executive Compensation table because he did not receive compensation or stock options for his services as a director.

(2)	The stock option grants were issued on May 21, 2019 with vesting to occur ratably through May 1, 2020.

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Equity Compensation Plan Information

Stock Option Plans

Securities Authorized for Issuance under Equity Compensation Plans

Our Board of Directors adopted the 2005 Stock Option and Restricted Stock Plan (the “2005 Plan”) on September 1, 2005. The 2005 Plan authorized us to reserve 312,500 shares of our Common Stock for issuance upon exercise of options and grant of restricted stock awards. The 2005 Plan terminated in 2015 with 19,678 shares reserved for awards that are now unavailable for issuance. Stock options granted under the 2005 Plan that remain unexercised and outstanding as of December 31, 2019 total 8,063.

On January 17, 2006, our Board of Directors adopted the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”). The 2006 Plan authorizes us to reserve 187,500 shares of Common Stock for future grants under it. The 2006 Plan terminated in 2016 with 24,662 shares of Common Stock reserved for awards that are now unavailable for issuance. Stock options granted under the 2006 Plan that remain unexercised and outstanding as of December 31, 2019 total 42,812.

On January 24, 2007, our Board of Directors adopted the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”). The 2007 Plan authorizes us to reserve 187,500 shares of Common Stock for future grants under it. The 2007 Plan terminated in 2017 with 88,401 shares of Common Stock reserved for awards that are now unavailable for issuance. Stock options granted under the 2007 Plan that remain unexercised and outstanding as of December 31, 2019 total 6,250.

On January 2, 2008, our Board of Directors adopted the 2008 Stock Option and Restricted Stock Plan (the “2008 Plan”). The 2008 Plan authorizes us to reserve 125,000 shares of Common Stock for future grants under it. The 2008 Plan terminated in 2018 with 8,249 shares of Common Stock reserved for awards that are now unavailable for issuance. Stock options granted under the 2008 Plan that remain unexercised and outstanding as of December 31, 2019 total 32,250.

On March 18, 2011, our Board of Directors adopted the 2011 Stock Option and Restricted Stock Plan (the “2011 Plan”). The 2011 Plan authorizes us to reserve 62,500 shares of Common Stock for future grants under it. At December 31, 2018, there were no shares of Common Stock reserved for awards available for issuance under the 2011 Plan. Stock options granted under the 2011 Plan that remain unexercised and outstanding as of December 31, 2019 total 9,750.

On March 22, 2013, our Board of Directors adopted the 2013 Stock Option and Restricted Stock Plan (the “2013 Plan”). The 2013 Plan was amended on March 28, 2014 and November 14, 2014 to increase the number of shares of Common Stock authorized and reserved for issuance under the 2013 Plan to a total of 300,000. At December 31, 2018, there were no shares of Common Stock reserved for awards available for issuance under the 2013 Plan. Stock options granted under the 2013 Plan that remain unexercised and outstanding as of December 31, 2019 total 20,000.

On March 27, 2015, our Board of Directors adopted the 2015 Stock Option and Restricted Stock Plan (the “2015 Plan”). The 2015 Plan was amended on February 25, 2016 and May 31, 2017 to increase the number of shares of Common Stock authorized and reserved for issuance under the 2015 Plan to a total of 1,250,000. At December 31, 2019, there were 3,686 shares of Common Stock reserved for awards available for issuance under the 2015 Plan, as amended. Stock options granted under the 2015 Plan that remain unexercised and outstanding as of December 31, 2019 total 130,000.

On April 12, 2018, our Board of Directors adopted the 2018 Stock Option and Restricted Stock Plan (the “2018 Plan”). The 2018 Plan was amended on May 21, 2019 to increase the number of shares of Common Stock authorized and reserved for issuance under the 2018 Plan to a total of 1,750,000. At December 31, 2019, there were 625,500 shares of Common Stock reserved for awards available for issuance under the 2018 Plan. Stock options granted under the 2018 Plan that remain unexercised and outstanding as of December 31, 2019 total 340,000.

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The 2005 Plan, 2006 Plan, 2007 Plan, 2008 Plan, 2011 Plan, 2013 Plan, 2015 Plan and 2018 Plan are referred to as the “Plans.”

The Plans authorize us to grant (i) to the key employees incentive stock options (except for the 2007 Plan) to purchase shares of Common Stock and non-qualified stock options to purchase shares of Common Stock and restricted stock awards, and (ii) to non-employee directors and consultants’ non-qualified stock options and restricted stock. The Compensation Committee of our Board of Directors administers the Plans by making recommendations to the Board of Directors or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The Plans allow for the grant of incentive stock options (except for the 2007 Plan), non-qualified stock options and restricted stock awards. Incentive stock options granted under the Plans must have an exercise price at least equal to 100% of the fair market value of the Common Stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the Common Stock on the date of grant. Non-statutory stock options may have exercise prices as determined by our Compensation Committee.

The Compensation Committee is also authorized to grant restricted stock awards under the Plans. A restricted stock award is a grant of shares of the Common Stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

We have filed various registration statements on Form S-8 and amendments to previously filed Form S-8 filings with the SEC which registered a total of 4,175,000 shares of Common Stock issued or to be issued upon exercise of the stock options underlying the various stock option plans.

The following table sets forth certain information regarding the stock option plans adopted by the Company as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	582,875	$3.63	629,186
Equity compensation plans not approved by stockholders	6,250	13.71	—
Total all plans	589,125	$3.74	629,186

The number of stock options and restricted stock awards that an employee, director, or consultant may receive under our Plans is in the discretion of the administrator and therefore cannot be determined in advance. The Board of Directors’ policy in 2019 was to grant officers an award of 250,000 restricted shares of Common Stock to our CEO/President and 150,000 restricted shares of Common Stock to our CFO/Treasurer and each non-employee director an award of options to purchase 60,000 shares of Common Stock, all subject to vesting requirements.

The following table sets forth (a) the aggregate number of shares of Common Stock subject to options granted under the Plans during the year-ended December 31, 2019 and (b) the average per share exercise price of such options.

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Stock Option and Restricted Stock Grants

Name of Individual or Group	Number of Restricted Shares of Common Stock Granted	Number of Options Granted	Average per Share Exercise Price
Stanton E. Ross, Chairman of the Board of Directors, CEO & President	250,000	—	$—
Leroy C. Richie, Director	—	60,000	$3.01
Daniel F. Hutchins, Director	—	60,000	$3.01
Michael J. Caulfield, Director	—	60,000	$3.01
Thomas J. Heckman, Vice President, CFO, Treasurer & Secretary	150,000	—	$—

All executive officers, as a group	400,000	—	$—
All directors who are not executive officers, as a group	—	180,000	$3.01
All employees who are not executive officers, as a group	121,040	—	$—

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have any employment agreements with any of our executive officers. However, on December 23, 2008, we entered into retention agreements with the following executive officers: Stanton E. Ross and Thomas J. Heckman. In April 2018 we amended these agreements.

Retention Agreements - Potential Payments upon Termination or Change of Control

The following table sets forth for each named executive officer potential post-employment payments and payments on a change in control and assumes that the triggering event took place on January 1, 2020 and that the amendments to the retention agreements of each person were in effect.

Retention Agreement Compensation

Name	Change in control payment due based upon successful completion of transaction	Severance payment due based on termination after Change of Control occurs	Total
Stanton E. Ross	$125,000	$500,000	$625,000
Thomas J. Heckman	$115,000	$460,000	$575,000
Total	$240,000	$960,000	$1,200,000

The retention agreements guarantee the executive officers specific payments and benefits upon a Change in Control of the Company. The retention agreements also provide for specified severance benefits if, after a Change in Control of the Company occurs, the executive officer voluntarily terminates employment for “Good Reason” or is involuntarily terminated without “Cause.”

Under the retention agreements, a “Change in Control” means (i) one party alone, or acting with others, has acquired or gained control over more than 50% of the voting shares of the Company; (ii) the Company merges or consolidates with or into another entity or completes any other corporate reorganization, if more than 50% of the combined voting power of the surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; (iii) a majority of the Board of Directors is replaced and/or dismissed by the stockholders of the Company without the recommendation of or nomination by the Company’s current Board of Directors; (iv) the Company’s Chief Executive Officer (the “CEO”) is replaced and/or dismissed by stockholders without the approval of the Board of Directors; or (v) the Company sells, transfers or otherwise disposes of all or substantially all of the consolidated assets of the Company and the Company does not own stock in the purchaser or purchasers having more than 50% of the voting power of the entity owning all or substantially all of the consolidated assets of the Company after such purchase.

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“Good Reason” means either (i) a material adverse change in the executive’s status as an executive or other key employee of the Company, including without limitation, a material adverse change in the executive’s position, authority, or aggregate duties or responsibilities; (ii) any adverse change in the executive’s base salary, target bonus or benefits; or (iii) a request by the Company to materially change the executive’s geographic work location.

“Cause” means (i) the executive has acted in bad faith and to the detriment of the Company; (ii) the executive has refused or failed to act in accordance with any specific lawful and material direction or order of his or her supervisor; (iii) the executive has exhibited, in regard to employment, unfitness or unavailability for service, misconduct, dishonesty, habitual neglect, incompetence, or has committed an act of embezzlement, fraud or theft with respect to the property of the Company; (iv) the executive has abused alcohol or drugs on the job or in a manner that affects the executive’s job performance; and/or (v) the executive has been found guilty of or has plead nolo contendere to the commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to termination for Cause, the Company shall give the executive written notice of the reason for such potential termination and provide the executive a 30-day period to cure such conduct or act or omission alleged to provide grounds for such termination.

If any Change in Control occurs and the executive continues to be employed as of the completion of such Change in Control, upon completion of such Change in Control, as payment for the executive’s additional efforts during such Change in Control, the Company shall pay the executive a Change in Control benefit payment equal to three months of the his base salary at the rate in effect immediately prior to the Change in Control completion date, payable in a lump sum net of required tax withholdings. If any Change in Control occurs, and if, during the one-year period following the Change in Control, the Company terminates the executive’s employment without Cause or the executive submits a resignation for Good Reason (the effective date of such termination or resignation, the “Termination Date”), then:

(a) The Company shall pay the executive severance pay equal to 12 months of his base salary at the higher of the rate in effect immediately prior to the Termination Date or the rate in effect immediately prior to the occurrence of the event or events constituting Good Reason, payable on the Termination Date in a lump sum net of required tax withholdings, plus all other amounts then payable by the Company to the executive less any amounts then due and owing from the executive to the Company;

(b) The Company shall provide continuation of the executive’s health benefits at the Company’s expense for 18 months following the Termination Date; and

(c) The executive’s outstanding employee stock options shall fully vest and be exercisable for a 90-day period following the Termination Date.

The executive is not entitled to the above severance benefits for a termination based on death or disability, resignation without Good Reason or termination for Cause. Following the Termination Date, the Company shall also pay the executive all reimbursements for expenses in accordance with the Company’s policies, within ten days of submission of appropriate evidence thereof by the executive.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 5, 2020, information regarding beneficial ownership of our Common Stock, as adjusted to reflect the sale of the securities offered by us in this offering for:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are currently exercisable or exercisable within sixty (60) days of May 5, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

Common Stock subject to securities currently exercisable or exercisable within sixty (60) days of May 5, 2020, are deemed to be outstanding for computing the percentage ownership of the person holding such securities and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Digital Ally, Inc., 9705 Loiret Blvd., Lenexa, KS 66219.

	Number of shares beneficially owned before this offering (1)		% of Total Voting Power	Number of shares beneficially owned after this offering (2)		% of Total Voting Power
	Common		Before	Common		After
	Shares	%	Offering	Shares	%	Offering
5% or Greater Stockholders:
Michael Glita 25 Notchpark Road Little Falls, NJ 07424	1,410,475	8.5%	8.5%	1,410,475	7.4%	7.4%
Executive Officers and Directors:
Stanton E. Ross (3)	1,408,551	8.5%	8.5%	1,408,551	7.3%	7.3%
Leroy C. Richie (4)	190,468	1.2%	1.2%	190,468	1.0%	1.0%
Daniel F. Hutchins (5)	193,950	1.2%	1.2%	193,950	1.0%	1.0%
Michael J. Caulfield (6)	152,855	0.9%	0.9%	152,855	0.8%	0.8%
Thomas J. Heckman (7)	1,162,913	7.0%	7.0%	1,162,913	6.1%	6.1%

All executive officers and directors as a group (five individuals)	3,063,737	18.7%	18.7%	3,063,737	16.2%	16.2%

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(1)	Based on 16,139,860 shares of Common Stock issued and outstanding as of May 5, 2020 and, with respect only to the ownership by all executive officers and directors as a group, an additional aggregate of 488,750 options vested or to vest within sixty (60) days held by officers and directors as of May 5, 2020. The percentages exclude the aggregate of 2,784,427 shares of Common Stock to be offered for resale under this prospectus by the Selling Stockholders underlying the Notes and the Warrants.

(2)	Based on 16,139,860 shares of Common Stock issued and outstanding as of May 5, 2020 and, with respect only to the ownership by all executive officers and directors as a group, an additional aggregate of 488,750 options vested or to vest within sixty (60) days held by officers and directors as of May 5, 2020. The percentages include the aggregate of 2,535,489 shares of Common Stock to be offered for resale under this prospectus by the Selling Stockholders underlying the Notes and the Warrants, after giving effect to the issuance of such shares upon full conversion of the Notes and full exercise of the Warrants, but excludes up to up to 248,938 shares of Common Stock which may be issued, under certain circumstances, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes, all in lieu of cash payments.

(3)	Mr. Ross’s total shares include: (i) 375,000 restricted shares that are subject to forfeiture to us and (ii) vested options exercisable to purchase 15,000 shares of Common Stock. Mr. Ross has pledged 200,525 shares of Common Stock and options exercisable to purchase 15,000 shares of Common Stock to the lenders as collateral for personal loans.

(4)	Mr. Richie’s total shares include vested options exercisable to purchase 151,250 shares of Common Stock.

(5)	Mr. Hutchins’ total shares include vested options exercisable to purchase 160,000 shares of Common Stock.

(6)	Mr. Caulfield’s total shares include vested options exercisable to purchase 150,000 shares of Common Stock.

(7)	Mr. Heckman’s total shares include (i) 225,000 restricted shares that are subject to forfeiture to us, (ii) vested options exercisable to purchase 12,500 shares of Common Stock and (iii) 176,429 shares of Common Stock held in the Company’s 401(k) Plan (on December 31, 2019) as to which Mr. Heckman has voting power as trustee of the 401(k) Plan. Mr. Heckman has pledged 143,059 shares of Common Stock to financial institutions as collateral for personal loans.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in no reportable transactions with related persons since the years ended December 31, 2019, 2018 and 2017 that involved an amount that exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, other than the following:

We entered into an agreement that required us to make monthly payments that will be applied to future commissions and/or consulting fees to be earned by the provider. The agreement is with a limited liability company (“LLC”) that is minority owned by a relative of our chief financial officer. Under the agreement, dated January 15, 2016 and as amended on February 13, 2017, the LLC provides consulting services for developing a new distribution channel outside of law enforcement for our body-worn camera and related cloud storage products to customers in the United States. We advanced amounts to the LLC as advance against commissions ranging from $5,000 to $6,000 per month plus necessary and reasonable expenses for the period through June 30, 2017, which can be automatically extended based on the LLC achieving minimum sales quotas. The agreement was renewed in January 2017 for a period of three years, subject to yearly minimum sales thresholds that would allow us to terminate the contract if such minimums are not met. As of the date of this filing, we had advanced a total of $274,731 pursuant to this agreement and established an allowance reserve of $224,731 for a net advance of $50,000. The minimum sales threshold has not been met and we have discontinued all advances, although the contract has not been formally terminated. However, the exclusivity provisions of the agreement have been terminated.

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DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

Capital Stock

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Our authorized capital consists of 50,000,000 shares of Common Stock, $0.001 par value per share. As of May 5, 2020, we had 16,139,860 shares of our Common Stock issued and outstanding, which excludes 63,518 shares held in treasury.

Common Stock

Voting Rights

Each share of our Common Stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Dividends

Each share of our Common Stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation

If the Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of any securities with liquidation preferences senior to the Common Stock are paid will be distributed to the owners of our Common Stock pro rata.

Preemptive Rights

Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights

We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights

Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability

All outstanding shares of our Common Stock are fully paid and nonassessable.

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Listing

Our Common Stock trades on Nasdaq under the symbol “DGLY.”

Options and Warrants

As of May 5, 2020, there were outstanding Common Stock options entitling the holders to purchase 584,125 shares of Common Stock at a weighted average exercise price of $3.69 per share with a weighted average remaining contractual life of 7.0 years and warrants entitling the holders to purchase up to 6,097,947 shares of Common Stock at a weighted average exercise price of $4.35 per share with a weighted average remaining contractual life of 3.0 years.

See “April 2020 Registered Offering and Concurrent Private Placement” for additional information with respect to the Institutional Warrants.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

●	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation, as amended, and bylaws, as amended, do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer Corporation, located at 2469 E. Fort Union Blvd., Salt Lake City, UT 84122. Its telephone number is (801) 274-1088.

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PLAN OF DISTRIBUTION

The Selling Stockholders of the Conversion Shares and the Warrant Shares, and any of their respective pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of such shares of Common Stock covered hereby on any trading market, stock exchange or other trading facility on which such securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling such securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell such securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The Selling Stockholders may also sell such securities short and deliver such securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell such securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling such securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute such securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of such securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of such securities by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which such securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of such securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Such securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, such securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of such securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We estimate the total offering expenses of this offering that will be payable by us will be approximately $15,000.

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LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, will render a legal opinion as to the validity of the securities to be registered hereby.

EXPERTS

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2019 and for the year ended December 31, 2019 incorporated in this prospectus by reference from the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RBSM LLP , an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this registration statement of which this prospectus forms a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2018 and for the year then ended incorporated in this prospectus by reference from the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RSM US LLP , an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this registration statement of which this prospectus forms a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of Digital Ally is www.digitalallyinc.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the year ended December 31, 2019 and its amendment on Form 10-K/A, filed with the SEC on April 6, 2020 and April 29, 2020, respectively;

●	our Current Reports on Form 8-K filed with the SEC on January 9, 2020, January 14, 2020, March 3, 2020, March 9, 2020, April 6, 2020, April 8, 2020, April 20, 2020, April 21, 2020 and April 24, 2020.

●	the description of our Common Stock contained in our Registration Statement on 8-A filed with the SEC on December 28, 2007, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

(913) 814-7774

corporate@digitalallyinc.com

Copies of these filings are also available on our website at www.digitalallyinc.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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Digital Ally, Inc.

2,784,427 Shares of Common Stock

Issuable Upon Conversion or Repayment of Senior Secured Convertible Promissory Notes and

Upon Exercise of Common Stock Purchase Warrants

May 13, 2020